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                                                                    Exhibit 24.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in (i) Registration Statement No. 33-41147 of Nord Pacific Limited on Form S-8, (ii) Registration Statement No. 33-51752 of Nord Pacific Limited on Form S-8, (iii) Registration Statement No. 33-84654 of Nord Pacific Limited on Form S-8, (iv) Registration Statement No. 33-95514 of Nord Pacific Limited on Form S-8 and (v) Registration Statement No. 33-21159 of Nord Pacific Limited on Form S-8 of our report dated March 20, 1998, appearing in the Annual Report on Form 10-K of Nord Pacific Limited for the year ended December 31, 1998.




DELOITTE & TOUCHE
Chartered Accountants
Hamilton, Bermuda
March 30, 1998